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                                                                    Exhibit 99.1

                  [LETTERHEAD OF PRINCETON INVESTMENTS, LTD.]


May 17, 2000


Euburn Forde, President & CEO
Tutornet.com Group, Inc.
11410 Isaac Newton Square North
Reston, Va. 20190



Dear Mr. Forde:

     Princeton Investments, Ltd. has completed its due-diligences on Tutornet.com Group, Inc. and will proceed with its investment of $30 million in your company. We will wire this money into Tutornet bank account as specified in your letter by May 19th 2000.

Please write Princeton Investments, Ltd. on the 5 million Class A and 5 million Class B stock certificates. The shares must be free-trading and Tutornet is responsible for registering them with the SEC. You have our consent to use this letter as an exhibit in your SEC 8-K filing.



Sincerely Yours,

/s/ Jane Grace

Jane Grace, President & CEO
Princeton Investments, Ltd.